Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934 (the “Act”), as amended, the undersigned agree that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the anticipated beneficial ownership by the undersigned of securities convertible into ordinary shares of China Cord Blood Corporation, a Cayman Islands Company, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below that is named as a reporting person in such filing, and further agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13D.

The undersigned further agree that, as contemplated by Rule 13d-1(k) under the Act, each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness or accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have set their hands as of August 25, 2014.

CORDLIFE GROUP LIMITED

By:	/s/ Jeremy Pinh Yee
Name:	Jeremy Pinh Yee
Title:	Chief Executive Officer

MAGNUM OPUS INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Yuen Kam
Name:	Yuen Kam
Title:	Director

YUEN KAM

By:	/s/ Yuen Kam